Ex-12d


                               Idaho Power Company
                       Consolidated Financial Information
                       Ratio of Earnings to Fixed Charges


                                                                                   Twelve Months Ended December 31,
                                                                                        (Thousands of Dollars)

                                                                 1996           1997          1998           1999           2000
                                                                 ----           ----          ----           ----           ----
Earnings, as defined:
    Income before income taxes..............................   $142,710       $138,746      $140,984       $143,078       $223,056
    Adjust for distributed income of equity investees.......     (1,413)        (3,943)       (4,697)          (837)        (3,116)
    Equity in loss of equity method investments.............          0              0           476              0              0
    Minority interest in losses of majority owned subs......          0              0          (125)             0              0
    Fixed charges, as below.................................     58,339         61,743        61,394         62,969         58,833
                                                               ---------      ---------     ---------      ---------      ---------
        Total earnings, as defined..........................   $199,636       $196,546      $198,032       $205,210       $278,773
                                                               =========      =========     =========      =========      =========
Fixed charges, as defined:
    Interest charges........................................    $57,348        $60,761       $60,593        $62,014        $57,797
    Rental interest factor..................................        991            982           801            955          1,036
                                                               ---------      ---------     ---------      ---------      ---------
        Total fixed charges, as defined.....................    $58,339        $61,743       $61,394        $62,969        $58,833
                                                               =========      =========     =========      =========      =========
Ratio of earnings to fixed charges..........................       3.42 x         3.18 x        3.23 x         3.26 x         4.74 x
                                                               =========      =========     =========      =========      =========